FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara Investor Relations Aastrom Biosciences, Inc. Phone: (734) 930-5777	Kevin McGrath Cameron & Associates (Investors) Phone: (212) 245-4577 Stephen Zoegall Berry & Company (Media) Phone: (212) 253-8881

HAROLD C. URSCHEL, JR., M.D. JOINS
AASTROM BIOSCIENCES’ BOARD OF DIRECTORS

— Distinguished Cardiovascular and Thoracic Surgeon and Chair of Cardiovascular &
Thoracic Surgical Research, Education & Clinical Excellence at
Baylor University Medical Center to Strengthen Company’s Board

Ann Arbor, Michigan, October 20, 2009 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading developer of autologous cell products for the treatment of chronic cardiovascular diseases, today announced that Harold C. Urschel, Jr., M.D., has been elected to the Company’s Board of Directors.

Dr. Urschel is currently Chair of Cardiovascular & Thoracic Surgical Research, Education & Clinical Excellence at Baylor University Medical Center in Dallas, Texas. He is also a Professor of Cardiovascular & Thoracic Surgery at the University of Texas, Southwestern Medical School. He has been a Visiting Professor at a number of medical centers in the U.S. and abroad, and is an honorary member of the Thoracic Surgery faculty of the University of Toronto and the Harvard Medical School. Dr. Urschel has been President of several major medical and surgical societies, including the Society of Thoracic Surgeons, American College of Chest Physicians, International Academy of Chest Physicians, Southern Thoracic Surgical Association, and the Texas Surgical Society. In addition, Dr. Urschel served on the Board of Directors of Electronic Data Systems from inception until it was acquired by General Motors.

“With our focus on cardiovascular indications, Dr. Urschel brings essential knowledge and expertise to our Board of Directors,” said Nelson M. Sims, Chairman of Aastrom’s Board of Directors. “His distinguished career as a cardiovascular and thoracic surgeon and his experience serving on the Board of a technology company makes him a perfect addition to our Board at this critical stage in Aastrom’s development.”

Dr. Urschel received a Bachelor of Arts degree from Princeton University (cum laude) and an M.D. from Harvard Medical School (cum laude). He trained in cardiac surgery at Massachusetts General Hospital, and has served as Chief of Experimental Surgery for the U.S. Navy, Consultant to the Atomic Energy Commission, NASA, and the Surgeon General of the U.S. Air Force. As Chairman of the Residency Review Committee for Cardio-Thoracic Surgery he established standards for training heart surgeons in the U.S. and on the American Board of Cardiovascular and Thoracic Surgery, which examines trainees before they enter practice. As a founding Member of the U.S. Heart Surgeons, Dr. Urschel was recognized as one of the 100 best cardiac surgeons in the U.S. Honorary Degrees have been awarded to Dr. Urschel as a Doctor of Law (Pikeville College) and a Doctor of Science (Ohio State University [BGSU]).

Upon his election to Aastrom’s Board, Dr. Urschel commented, “I am extremely pleased to join Aastrom’s Board, and look forward to working with other members of the Board and the management team because I believe Aastrom is leading the development of cell therapy for regenerative medicine. It is exciting to be a part of the development of cell therapies for the treatment of patients suffering from chronic cardiovascular diseases. The team at Aastrom has a vision of excellence. When I think of excellence, I am reminded of a quote a good friend shared with me many years ago. ‘Excellence results from: caring more than others think wise, dreaming more than others think is practical, risking more than others think is safe, and expecting more than others think is possible.’”

In addition to being immediately elected to Aastrom’s Board of Directors, Dr. Urschel will also be added to the list of nominees standing for re-election at the 2009 Annual Meeting of Shareholders on December 14, 2009.

Additional Information

The foregoing is not a solicitation of any proxy and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Aastrom. For more information regarding Aastrom, please refer to Aastrom’s preliminary proxy statement in connection with its 2009 Annual Meeting of Shareholders, which was filed with the SEC on October 8, 2009 and is available free of charge on the SEC’s website at www.sec.gov. Aastrom plans to file with the SEC and mail to its shareholders a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting of Shareholders and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Aastrom files with the SEC at the SEC’s website at www.sec.gov. In addition, the definitive proxy statements and other documents filed by Aastrom with the SEC may be obtained from Aastrom free of charge by directing a request via mail to the Investor Relations Department, Aastrom Biosciences, P.O. Box 376, Ann Arbor, MI 48106, or via email to mail@aastrom.com.

About Aastrom Biosciences, Inc.

Aastrom is a leader in regenerative medicine developing autologous cell products for the treatment of chronic cardiovascular diseases. The Company’s proprietary Tissue Repair Cell (TRC) technology expands the numbers of stem and early progenitor cells from a small amount of bone marrow collected from the patient.  Bone marrow provides a rich source of diverse cell populations, is easily accessible and allows Aastrom to produce a personalized treatment for site-specific delivery to the patient’s diseased tissues.  Aastrom has treated more than 350 patients in various clinical trials over 10 years without any product safety issues.  The Company is currently conducting a Phase II cardiac regeneration clinical trial (the IMPACT-DCM trial) in patients with dilated cardiomyopathy (DCM – severe chronic heart failure) and a Phase IIb vascular regeneration clinical trial (the RESTORE-CLI trial) in patients with critical limb ischemia (CLI – the most severe form of peripheral arterial disease).

For more information, visit Aastrom’s website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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